UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 18, 2009

Semtech Corporation
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)
1-6395	95-2119684
(Commission File Number)	(IRS Employer Identification No.)
200 Flynn Road Camarillo, California	93012-8790
(Address of Principal Executive Offices)	(Zip Code)
805-498-2111
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On November 18, 2009, Semtech Corporation (“Semtech”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sierra Monolithics, Inc. (“Sierra Monolithics”).  Under the terms of the Merger Agreement, at the closing Semtech will pay the stockholders of Sierra Monolithics approximately $180 million in cash, a portion of which is to be placed in escrow.  In addition, at the closing Semtech will assume the existing unvested options of Sierra Monolithics’ employees valued at approximately $8.0 million and grant additional equity incentives valued at approximately $12 million to employees of Sierra Monolithics.

Pursuant to the terms and subject to the conditions of the Merger Agreement, at the closing a newly formed wholly-owned subsidiary of Semtech will merge with and into Sierra Monolithics, with Sierra Monolithics surviving the merger and becoming a wholly-owned subsidiary of Semtech.

In the Merger Agreement, Sierra Monolithics has made customary representations and warranties and the parties agreed to customary covenants.  Among the covenants set forth in the Merger Agreement, neither Sierra Monolithics nor any of its representatives may furnish any information regarding Sierra Monolithics to any person which may be expected to lead to a potential acquisition transaction of Sierra Monolithics nor may they solicit any other acquisition transaction for Sierra Monolithics.  Furthermore, neither Sierra Monolithics nor any of its representatives may participate in any discussions or negotiations with respect to any potential acquisition transaction or enter into any letter or document which would effect such a transaction. Simultaneously with the execution of the Merger Agreement, the majority of the holders of the outstanding shares of Sierra Monolithics approved the principal terms of the Merger Agreement and certain other matters contemplated thereby.

Under the Merger Agreement, the shareholders of Sierra Monolithics have agreed to indemnify Semtech for damages which it may incur as a result of, among other things, inaccuracies in or breaches of representations, warranties and covenants. $18 million of the cash merger consideration is to be placed into an escrow for twelve months in order to satisfy any indemnifiable claims that arise pursuant to the terms of the Merger Agreement. In limited circumstances, individual shareholders of Sierra Monolithics may also have liability for certain indemnifiable claims.

Consummation of the proposed merger is subject to various closing conditions, including the parties obtaining necessary consents and the expiration or termination of the waiting period applicable to the consummation of the proposed merger under the Hart-Scott-Rodino Act.  The proposed merger is currently anticipated to be completed in the fourth quarter of Semtech’s current fiscal year.

The Merger Agreement contains customary provisions which permit the parties to terminate the agreement upon the occurrence of certain events, including material inaccuracies in representations and warranties and the failure of the parties to comply with or perform their respective covenants and agreements.  The Merger Agreement may also be terminated by the mutual consent of the parties and may be terminated by either Semtech or Sierra Monolithics if the closing does not occur by a specified date (other than as a result of a failure on the part of the terminating party to comply with or perform any of its covenants or obligations set forth in the agreement).

Other than with respect to the Merger Agreement, there is no material relationship between Semtech and Sierra Monolithics.

A copy of the definitive Agreement and Plan of Merger will be filed as an exhibit to Semtech’s periodic reports to be filed pursuant to the Securities Exchange Act of 1934.

Item 7.01.   Regulation FD Disclosure

On November 18, 2009, the Registrant issued a press release announcing that it had entered into the Merger Agreement.  A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in this Item 7.01 including the exhibit hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.  The information in this Item 7.01 (including the exhibit hereto) shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference to this Item 7.01 in such filing.

Item 9.01.  Financial Statements and Exhibits.

(c)	Exhibits

	Exhibit 99.1	Press Release of the Registrant dated November 18, 2009. (This Exhibit 99.1 is being furnished and shall not be deemed “filed” as set forth in Item 7.01 hereof.)

The information contained in Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Exhibit 99.1 hereto shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference to Exhibit 99.1 in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 18, 2009	SEMTECH CORPORATION

		By:	/s/ Emeka Chukwu
Emeka Chukwu
Chief Financial Officer